EXECUTION COPY

                                SECOND AMENDMENT


         SECOND AMENDMENT dated as of February 23, 2007 (this "Amendment"), among INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation (the "Borrower"), the lenders party to the Credit Agreement (as defined below) immediately prior to the effective date of this Amendment (collectively, the "Existing Lenders"), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the "Administrative Agent"), CITIBANK, N.A., successor-by-merger to CITIBANK, FSB and SUNTRUST BANK, as Co-Syndication Agents (the "Co-Syndication Agents"), ROYAL BANK OF CANADA and WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents (the "Co-Documentation Agents"), DEUTSCHE BANK TRUST COMPANY AMERICAS, CIBC INC., GOLDMAN SACHS CREDIT PARTNERS L.P. AND MORGAN STANLEY BANK (each a "New Lender" and collectively, the
"New Lenders").

         PRELIMINARY STATEMENTS:


         (1) The Borrower, the Existing Lenders, the Administrative Agent, the Co-Syndication Agents and the Co-Documentation Agents have entered into a Credit Agreement, dated as of December 22, 2005 (the "Original Agreement"), as amended by that certain First Amendment, dated as of February 15, 2006 (the "First Amendment"). The Original Agreement, as amended by the First Amendment, is referred to in this Amendment as the "Credit Agreement", and the Credit Agreement, as amended by, and together with this Amendment, and as may be further amended, supplemented or otherwise modified from time to time, is referred to herein as the "Amended Agreement". Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Credit Agreement.

         (2) The Borrower desires to increase the Aggregate Commitments to $300,000,000;

         (3) In connection with such increase, the Borrower has requested that each Existing Lender continue its Commitments under the Amended Agreement (any Existing Lender that agrees to continue its Commitment, a "Continuing Lender" and any Lender that elects not to continue its Commitment, a "Terminating Lender") and that New Lenders (the New Lenders, together with the Continuing Lenders, the "Lenders") make commitments to provide Loans to the extent the Commitments of the Continuing Lenders are less than $300,000,000;

         (4) The Borrower has requested the Existing Lenders amend the Credit Agreement to (a) increase the Aggregate Commitments to

               $300,000,000 and (b) make the other amendments to the Credit Agreement as set forth below.




         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:


         SECTION 1.01. Amendment to Schedule 2.01. Schedule 2.01 of the Credit Agreement is hereby deleted in its entirety and replaced by Schedule 2.01 attached hereto.

         SECTION 1.02. Amendment to Section 1.01. The definition of "Applicable Rate" set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the pricing grid therefrom and inserting the following pricing grid in lieu thereof:

              ========================================================================================
                                                    APPLICABLE RATE

              ----------------------------------------------------------------------------------------
                                     Loans, Swing Line Loans and Letters of Credit

              -------------- ------------------- -------------------- ---------------- ---------------

                                                     Eurodollar          Base Rate
                                                        Rate             Loans and
                 Pricing          Pricing         Loans and Letters      Swing Line      Commitment
                  Level            Ratio              of Credit            Loans            Fees
              -------------- ------------------- -------------------- ---------------- ---------------
                    I        => 3.25 to 1.0            1.250%              .250%            .20%
              -------------- ------------------- -------------------- ---------------- ---------------
                   II        <3.25 to 1.0 but          1.000%               0%             .175%
                             => 2.50 to 1.0
              -------------- ------------------- -------------------- ---------------- ---------------
                  III        < 2.50 to 1.0 but          .750%               0%              .15%
                             => 1.75 to 1.0
              -------------- ------------------- -------------------- ---------------- ---------------
                   IV        < 1.75 to 1.0 but          .625%               0%             .125%
                             => 1.0 to 1.0
              -------------- ------------------- -------------------- ---------------- ---------------
                    V        < 1.0 to 1.0               .375%               0%              .10%
              ============== =================== ==================== ================ ===============


         SECTION 1.03. Amendment to Section 1.01. The definition of "Maturity Date" set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

         ""Maturity Date" means December 22, 2011."

         SECTION 1.04. Amendment to Section 1.01. The definition of "Permitted Acquisitions" set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  ""Permitted Acquisitions" means any Acquisition; provided that
                  (a) the Property acquired (or the Property of the Person acquired) in such Acquisition shall be used or useful in the

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

                  same or similar line of business as the Loan Parties on the Closing Date, including activities ancillary, related or complementary thereto, (b) after giving effect to any Acquisition on a Pro Forma Basis, the total equity and debt investments of the Borrower and its Domestic Subsidiaries in the Foreign Subsidiaries does not exceed fifty percent (50%) of the aggregate book value of the total assets of the Borrower and its Domestic Subsidiaries, all as determined in accordance with GAAP, (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) no Event of Default has occurred and is continuing or would result therefrom, (e) the Borrower and its Consolidated Subsidiaries shall be in compliance with Section 7.17 on a Pro Forma Basis after giving effect to such Acquisition, (f) the Acquisition shall not involve an interest in a general partnership or joint venture or have a requirement that any Loan Party be a general or joint venture partner other than in compliance with Section 7.16, (g) the Loan Parties shall, and shall cause the party that is the subject of the Acquisition to, execute and deliver such joinder and pledge agreements, security agreements and intercompany notes and take such other actions as may be necessary for compliance with the provisions of Sections 6.11 and 6.12, (h) if, after giving effect to such Acquisition on a Pro Forma Basis, (1) there will be no Loans outstanding, the aggregate consideration (including cash and non-cash consideration) for each Acquisition (or a series of related Acquisitions) is less than or equal to $250 million or (2) there will be Loans outstanding, the aggregate consideration (including cash and non-cash consideration) for each Acquisition (or a series of related Acquisitions) is less than or equal to (A) $200 million if the Borrower's Consolidated Senior Leverage Ratio is less than 2.00 to 1.00 or (B) $100 million if the Borrower's Consolidated Senior Leverage Ratio is greater than or equal to 2.00 to 1.00; provided, that, for purposes of the limits set forth in this clause (h), contingent consideration (i.e., consideration for an Acquisition that is to be paid after the closing of an Acquisition but which at the time of such closing is not numerically quantifiable) shall be added to such limits at the time such consideration first becomes numerically determinable; and (i) the Borrower shall have delivered to the Administrative Agent (1) with respect to any Acquisition in excess of $40 million, a Compliance Certificate signed by a Responsible Officer of the Borrower demonstrating compliance with the financial covenants hereunder after giving effect to the subject Acquisition on a Pro Forma Basis, and reaffirming that the representations are true and correct in all material respects as of such date, except those representations and

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

                  warranties made as of a date certain, which shall remain true and correct in all material respects as of such date and providing supplements to the Schedules as required by the Compliance Certificate, (2) with respect to any Acquisition in excess of $75 million, all financial statements for the full fiscal year preceding acquisition, as well as the most recent interim statements of the party that is the subject of the Acquisition, and (3) with respect to any Acquisition in excess of $40 million, within 5 Business Days following the closing of such Acquisition, a certificate of a Responsible Officer of the Borrower describing the Person to be acquired, including, without limitation, the location and type of operations and key management."

         SECTION 1.05. Amendment to Section 1.01. The following definitions are hereby added to Section 1.01 of the Credit Agreement in appropriate alphabetical position:

                  "Call Option" means one or more transactions entered into in connection with a Convertible Note Issue comprised of the purchase by the Borrower of a call option giving Borrower the right to purchase an amount of its own issued and outstanding Equity Interests that is equal to the amount of Equity Interests (or substantially equal to such amount in the event of round lot purchase requirements) as would be issued if such Indebtedness is converted (ignoring any net share settlement mechanism pertaining to such Indebtedness), at an exercise price equal to the conversion price of such Indebtedness.

                  "Convertible Note Issue" means an issuance of Indebtedness or Equity Interests (other than the Convertible Notes) pursuant to Section 7.03(f),
(h) or (k) that is convertible into Qualified Equity Interests.

         SECTION 1.06. Amendment to Section 2.14. Section 2.14(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  "(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments by an aggregate amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 and
                  (ii) the Borrower may make a maximum of three such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders)."

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

         SECTION 1.07. Amendment to Section 7.03. Section 7.03(f) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  "so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower and its Consolidated Subsidiaries shall be in compliance on a Pro Forma Basis with Section 7.17 after giving effect to such transaction, subordinated Indebtedness that (A) (x) if such subordinated Indebtedness is not a public debt issue (which shall include any debt offering made pursuant to Rule 144A under the Securities Act of 1933, as amended), is expressly subordinated to the Obligations on terms substantially as set forth on Exhibit K hereto or otherwise satisfactory to the Administrative Agent, and (y) if such subordinated Indebtedness is a public debt issue, is expressly subordinated on terms that are customary for public subordinated debt transactions at the time of issue for companies of similar credit standing and size and has a maturity date that is no earlier than the date that is three (3) months after the Maturity Date, (B) contains representations, warranties, covenants, terms and provisions that are no more restrictive, taken as a whole, than those contained in this Agreement, and (C) when added to the outstanding amount of the Convertible Notes and any outstanding Indebtedness incurred pursuant to clauses (g) and (h) of this Section 7.03, does not exceed $400 million in the aggregate at any time outstanding;"

         SECTION 1.08. Amendment to Section 7.06. Section 7.06(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  "(c) the Borrower may repay the Convertible Notes if either
         (i) after giving pro forma effect to the repayment of the Convertible Notes on a Pro Forma Basis, the Consolidated Total Leverage Ratio is less than 3.50 to 1.00, or (ii) (A) in the event the Convertible Notes remain outstanding on the first day of the RLL Maintenance Period, then the Borrower maintains Liquidity of at least $160 million at all times during the RLL Maintenance Period until the earlier of (x) the expiration of the RLL Maintenance Period and (y) the date the Convertible Notes have been repaid or refinanced as permitted hereby and (B) after giving effect to any proposed repayment of the Convertible Notes, irrespective of when paid, the Borrower has Liquidity of at least $40 million;"

         SECTION 1.09. Amendment to Section 7.06. Section 7.06(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          "(d) the Borrower may at any time, and from time to time after the Closing Date, make Restricted Payments if, after giving effect to such Restricted Payment, (x) there will be no Loans outstanding or (y) there will be Loans outstanding (i) Restricted Payments that do not exceed $50 million in any fiscal year if, at the time of such Restricted Payment, the Borrower's Senior Leverage Ratio is greater than or equal to

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

                  2.00 to 1.00 and (ii) Restricted Payments that do not exceed $100 million in any fiscal year if, at the time of such Restricted Payment, the Borrower's Senior Leverage Ratio is less than 2.00 to 1.00; provided, that, it is understood (A) that this Section 7.06(d) does not apply to payments made in respect of the Convertible Notes, which is governed by the terms of Section 7.06(c) above and (B) that the Borrower may make Restricted Payments in the form of (1) the repurchase, redemption or retirement of any outstanding Equity Interest of the Borrower with the proceeds of subordinated indebtedness, the issuance of which is permitted pursuant to Section 7.03(f), (2) the withholding, repurchase, redemption or retirement of any restricted Qualified Equity Interests issued to employees and consultants of the Loan Parties, pursuant to the Borrower's equity incentive plans approved by the Borrower's Board of Directors and withheld by the Borrower to satisfy tax obligations of such employees and/or consultants at the time the forfeiture and transferability restrictions cease, and (3) a purchase of a Call Option in connection with the issuance of Indebtedness permitted pursuant to Section 7.03(f), (h) or (k), in each case of (1),
                 (2) and (3) above,  without  regard to, and without  decreasing the  availability of, the baskets set forth in clauses (y)(i)
                  and (y)(ii) above;"

         SECTION 1.10. Amendment to Section 7.06. Section 7.06(e) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  "(e) the Borrower may issue or sell (x) Qualified Equity Interests so long as such issuance or sale does not result in a Change of Control and (y) other Equity Interests to the extent permitted by Section 7.03(f), (h) or (k);"

         SECTION 1.11. Amendment to Section 7.06. Section 7.06(g) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  "(g) the Borrower may repurchase or refinance (x) its outstanding Equity Interests out of the proceeds of a substantially concurrent issue of, or an exchange for, Qualified Equity Interests and (y) Equity Interests or Indebtedness issued pursuant to Section 7.03(f) or (k) with the proceeds of the issuance of Qualified Equity Interests or other Indebtedness permitted by Section 7.03 (and which complies with the terms of Section 7.03(k));"

         SECTION 1.12. Amendment to Section 7.06. The following new subsections are hereby added to Section 7.06 of the Credit Agreement:

                 "(h) the Borrower may repurchase or refinance Equity Interests that evidence Indebtedness issued pursuant to Section 7.03(h);

                  (i) the Borrower may purchase a Call Option in connection with a Convertible Note Issue and may exercise the Call Option (i) on a cash-less basis to acquire an equal number of shares (or a substantially equal number in the event of round lot purchase requirements relating to the Call Option) as are

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

issued in connection with any conversion of all or part of the Indebtedness issued in such Convertible Note Issue by the holders thereof and (ii) as is provided in Section 7.06(j) below; and

                  (j) the Borrower may exercise a Call Option in connection with any conversion of all or part of a Convertible Note Issue or may otherwise redeem, retire or repurchase a Convertible Note Issue in connection with the conversion of Indebtedness issued pursuant to a Convertible Note Issue in accordance with its terms and make cash payments in lieu of issuing fractional shares in connection with such conversion if (i) one or more of the holders of such Convertible Note Issue elect to convert such Convertible Note Issue on a net share settlement basis and (ii) after giving effect to the exercise of all or part of such Call Option or such redemption, retirement or repurchase, as applicable, on a Pro Forma Basis, (x) the Consolidated Total Leverage Ratio is less than 3.50 to 1.00 and (y) the Liquidity will be greater than $50 million; provided, however that in the event the Consolidated Total Leverage Ratio is greater than 3.50 to 1.00, so long as Liquidity will be greater than $50 million, the Borrower may make Restricted Payments as described in this Section 7.06(j) up to $10 million in the aggregate."

         SECTION 1.13. Amendment to Section 7.07. Section 7.07(e) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

                  "(e) Make any prepayment, redemption, defeasance or acquisition for value (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of any subordinated Indebtedness permitted under Sections 7.03(b), 7.03(f), and 7.03(j) (including any refinancing thereof pursuant to Section 7.03(k)) other than regularly scheduled payments of principal and interest on such Indebtedness, refinancings thereof permitted pursuant to Section 7.03(k) and prepayments of such Indebtedness with the proceeds of a substantially concurrent issuance of Qualified Equity Interests; provided, that, the Borrower may (x) repay the Convertible Notes on the terms set forth in Section 7.06(c) and may exchange the Convertible Notes in the Convertible Note Exchange and (y) make Restricted Payments permitted by Section 7.06."

         SECTION 1.14. Amendment to Section 7.09. Section 7.09 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

         "Section 7.09 Transactions with Affiliates. Engage in any transaction or series of transactions with (a) any Subsidiary or Affiliate of the Borrower or any of its Subsidiaries, or (b) any Affiliate of any such Subsidiary or Affiliate, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate; provided, that this Section 7.09 shall not restrict (i) transactions between Loan Parties, (ii) transactions between Excluded Subsidiaries, (iii) transactions whereby the Borrower or a Subsidiary provides management or administrative services to a Subsidiary, (iv) customary indemnities of officers and directors consistent with Law, payment of reasonable fees to directors and

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

the customary issuance of directors' shares, or (v) transactions described in clauses (a) and (b) above irrespective of whether or not done on an arms-length basis that do not exceed $750,000 in the aggregate in any calendar year."

         SECTION 1.15. Amendment to Section 7.17. Section 7.17(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

         "(a) Maximum Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio of the Borrower and its Consolidated Subsidiaries at any time during any period of four consecutive fiscal quarters to be greater than 4.0 to 1.0."

         SECTION 1.16. Amendment to Section 7.17. Section 7.17(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

         "(b) Maximum Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio of the Borrower and its Consolidated Subsidiaries at any time during any period of four consecutive fiscal quarters to be greater than 3.0 to 1.0."

         SECTION 1.17. Waiver. The Existing Lenders, for the purpose of effecting the terms of this Second Amendment, hereby (a) waive any notice requirements under Section 2.05(a) of the Credit Agreement in connection with the prepayment of the outstanding Loans of the Terminating Lenders, (b) agree that the outstanding Loans of the Terminating Lenders may be repaid in full, together with all accrued and unpaid interest thereon and any other amounts owing with respect thereto, without requiring the repayment of any other Loans and hereby waive the provisions of Section 2.12(a) and Section 2.13 of the Credit Agreement to the extent applicable thereto.

         SECTION 1.18. Pay-Off of Terminating Lenders. Exhibit A attached hereto sets forth the pay-off figures for all Obligations owed to the Terminating Lenders, including all principal, interest, fees and other amounts owing (including estimated breakage fees, if any) under the Credit Agreement and the other Loan Documents as of February 28, 2007 and any per diem figures to the extent the pay-off occurs after February 28, 2007 (collectively, the "Pay-Off Amount"). Upon receipt of the Pay-Off Amount in full in cash by the Administrative Agent for the account of the respective Terminating Lenders, the Commitments of the Terminating Lenders shall be terminated and all Obligations of the Borrower in respect of the outstanding Loans held by the Terminating Lenders shall be paid and discharged in full.

         SECTION 1.19. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders, as follows:

                  (a) After giving effect to the updated Schedules to the Credit Agreement attached to this Amendment as Exhibit B, the representations and warranties set forth in Article V of the Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the date hereof and on and as of the Second Amendment

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

         Effective Date (as defined below) with the same effect as though made on and as of the date hereof or the Second Amendment Effective Date, as the case may be, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), except that for purposes of this Amendment, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section
         6.01 of the Credit Agreement, including the statements in connection with which this Amendment is delivered.

                  (b) On the date hereof and on the Second Amendment Effective Date, no Default or Event of Default has occurred and is continuing.

                  (c) The execution, delivery and performance of this Amendment by the Borrower have been duly authorized by all requisite corporate or other organizational action.

                  (d) This Amendment constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

         The execution, delivery and performance of this Amendment by the Borrower do not and will not (i) contravene the terms of any of the Borrower's Organization Documents; (ii) conflict with or result in any breach or contravention of, or (except for the Liens created under the Loan Documents) the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which the Borrower or the Borrower's Affiliate is a party or affecting the Borrower or the properties of the Borrower or any of its subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (iii) violate any Law.

         SECTION 1.20. Effectiveness. This Amendment shall become effective only upon satisfaction of the following conditions precedent (the first date upon which each such condition has been satisfied being herein called the "Second Amendment Effective Date"):

                  (a) The Administrative Agent shall have received duly executed counterparts of (i) this Amendment which, when taken together, bear the authorized signatures of the Borrower, the Lenders and the Terminating Lenders and (ii) the Reaffirmation of Guaranty which, when taken together, bear the authorized signatures of each Subsidiary Guarantor and the Administrative Agent.

                  (b) The Administrative Agent shall have received, for the account of the respective Terminating Lenders, the Pay-Off Amount in full in cash.

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


                  (c) The Borrower shall have prepaid any other Loans outstanding (and any additional amounts required pursuant to Section
         3.05 of the Credit Agreement) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any non-ratable increases in the Commitments on the Second Amendment Effective Date.

                  (d) The representations and warranties set forth in Section
         1.19 hereof shall be true and correct on and as of the Second Amendment Effective Date.

                  (e) The Administrative Agent shall have received all fees and expenses required to be paid by the Borrower pursuant to Section 1.23 of this Amendment.

                  (f) The Lenders shall have received such other documents, legal opinions, instruments and certificates as they shall reasonably request and such other documents, legal opinions, instruments and certificates shall be satisfactory in form and substance to the Lenders and their counsel. All corporate and other proceedings taken or to be taken in connection with this Amendment and all documents incidental thereto, whether or not referred to herein, shall be satisfactory in form and substance to the Lenders and their counsel.

         SECTION 1.21. Joinder of New Lenders. (a) Each New Lender, intending to be legally bound, hereby joins and becomes a "Lender" under the Credit Agreement, effective as of the Second Amendment Effective Date, and shall be entitled to the benefits, rights, privileges and remedies of a Lender under the Credit Agreement and each of the other Loan Documents as of the Second Amendment Effective Date.

                  (b) Each New Lender (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement,
         (B) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (C) from and after the Second Amendment Effective Date, it shall be bound by the provisions of the Credit Agreement and shall have the obligations of a Lender thereunder, (D) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and to make its Commitment on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (E) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by such New Lender; (ii) agrees that (A) it will, independently and without reliance on the Administrative Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (B) it

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

         will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (iii) specifies as its address for notices the office designated in its Administrative Questionnaire provided to the Administrative Agent.

         SECTION 1.22. APPLICABLE LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

         SECTION 1.23. Fees and Expenses. (a) The Borrower shall pay all applicable fees and expenses as set forth in the Letter Agreement, dated as of February 21, 2007, between the Borrower, Bank of America, N.A. and Banc of America Securities LLC.

                  (b) The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery and enforcement of this Amendment, including, but not limited to, the reasonable fees and disbursements of counsel.

         SECTION 1.24. Lender Titles. From and after the Second Amendment Effective Date, (a) Citibank, N.A. shall be the Syndication Agent and (b) JPMorgan Chase Bank, N.A., Deutsche Bank Trust Company Americas and Royal Bank of Canada shall be the Co-Documentation Agents.

         SECTION 1.25. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery by facsimile by any of the parities hereto of an executed counterpart of this Amendment shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Amendment.

         SECTION 1.26. Credit Agreement. Except as expressly set forth herein, the amendments provided herein shall not by implication or otherwise limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, nor shall they constitute a waiver of any Default or Event of Default, nor shall they alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document. Each of the amendments provided herein shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to by such amendment. Except as expressly amended herein, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof. As used in the Credit Agreement, the terms "Agreement", "herein", "hereinafter", "hereunder", "hereto" and words of similar import shall include, from and after the Second Amendment Effective Date, the Amended Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.


                                            Borrower:


                                            INTEGRA LIFESCIENCES HOLDINGS
                                            CORPORATION, a Delaware corporation


                                            By:/s/ Maureen B. Bellantoni
                                               --------------------------------
                                               Name: Maureen B. Bellantoni
                                               Title: Executive Vice President
                                                    and Chief Financial Officer

                                            BANK OF AMERICA, N.A., as
                                            Administrative Agent


                                            By:/s/ Amie L. Edwards
                                               --------------------------------
                                               Name:  Amie L. Edwards
                                               Title: Vice President


                                            BANK OF AMERICA, N.A., as Swing Line
                                            Lender, L/C Issuer and as a Lender


                                            By:/s/ Amie L. Edwards
                                               --------------------------------
                                               Name:  Amie L. Edwards
                                               Title: Vice President

                                            CITIBANK, N.A., successor-by-merger
                                            to CITIBANK, FSB, as Co-Syndication
                                            Agent and as a Lender


                                            By:/s/ Christopher D. Pannacciulli
                                               --------------------------------
                                               Name: Christopher D. Pannacciulli
                                               Title: Vice President

                                            SUNTRUST BANK, as Co-Syndication
                                            Agent and as a Lender


                                            By:/s/ Helen C. Hartz
                                               --------------------------------
                                               Name: Helen C. Hartz
                                               Title: Vice President

                                            ROYAL BANK OF CANADA, as Co-
                                            Documentation Agent and as a Lender


                                            By:/s/ Gordon MacArthur
                                               --------------------------------
                                               Name: Gordon MacArthur
                                               Title: Authorized Signatory

                                            WACHOVIA BANK, NATIONAL ASSOCIATION,
                                            as Co-Documentation Agent and as
                                            a Lender


                                            By:/s/ James S. Conville
                                               --------------------------------
                                               Name: James S. Conville
                                               Title: Assistant Vice President

                                            CITIZENS BANK PA, as a Lender


                                            By:/s/ Mark W. Torie
                                               --------------------------------
                                               Name: Mark W. Torie
                                               Title: Senior Vice President

                                            SOVEREIGN BANK, as a Lender


                                            By:/s/ Chris D. Wolfslayer
                                               --------------------------------
                                               Name: Chris D. Wolfslayer
                                               Title: Vice President

                                            DRESDNER BANK AG, NEW YORK AND GRAND
                                            CAYMAN BRANCHES, as a Lender


                                            By:/s/ Brian Smith
                                               --------------------------------
                                                 Name: Brian Smith
                                                 Title: Managing Director



                                            By:/s/ Mark McGuigan
                                               --------------------------------
                                                 Name: Mark McGuigan
                                                 Title: Vice President

                                            HSBC BANK USA, NATIONAL ASSOCIATION,
                                            as a Lender


                                            By:/s/ Jeffrey Wieser
                                               --------------------------------
                                               Name: Jeffrey Wieser
                                               Title: Managing Director

                                            COMMERCE BANK, N.A., as a Lender


                                            By:/s/ Daniel R. Vereb
                                               --------------------------------
                                               Name: Daniel R. Vereb
                                               Title: Vice President

                                            PEOPLE'S BANK, as a Lender


                                            By:/s/ George F. Paik
                                               --------------------------------
                                               Name: George F. Paik
                                               Title: Vice President

                                            BROWN BROTHERS HARRIMAN & CO, as a
                                            Lender


                                            By:/s/ John D. Rogers
                                               --------------------------------
                                               Name: John D. Rogers
                                               Title: Senior Vice President

                                            COMERICA BANK, as a Lender


                                            By:/s/ Mark R. Pierzecki
                                               --------------------------------
                                               Name: Mark R. Pierzecki
                                               Title: Vice President

                                            PNC BANK NATIONAL ASSOCIATION, as a
                                            Lender


                                            By:/s/ Sharon Landgraf
                                               --------------------------------
                                               Name: Sharon Landgraf
                                               Title: Vice President

                                            JPMORGAN CHASE BANK, N.A., as a
                                            Lender


                                            By:/s/ Dawn B. Scocco
                                               --------------------------------
                                               Name: Dawn B. Scocco
                                               Title: Associate

                                            DEUTSCHE BANK TRUST COMPANY
                                            AMERICAS, as a New Lender


                                            By:/s/ Carin Keegan
                                               --------------------------------
                                               Name: Carin Keegan
                                               Title: Vice President


                                            By:/s/ Omayra Laucella
                                               --------------------------------
                                               Name: Omayra Laucella
                                               Title: Vice President

                                            MORGAN STANLEY BANK, as a New Lender


                                            By:/s/ Daniel Twenge
                                               --------------------------------
                                               Name: Daniel Twenge
                                               Title: Authorized Signatory
                                                      Morgan Stanley Bank

                                            CIBC INC., as a New Lender


                                            By:/s/ Caroline Weldon
                                               --------------------------------
                                               Name: Caroline Weldon
                                               Title: Authorized Signatory

                                            GOLDMAN SACHS CREDIT PARTNERS L.P.,
                                            as a New Lender


                                            By:/s/ Mark Walton
                                               --------------------------------
                                               Name: Mark Walton
                                               Title: Authorized Signatory


                                                                   SCHEDULE 2.01

                                   COMMITMENTS
                           AND APPLICABLE PERCENTAGES



                                                                   Applicable
            Lender                          Commitment             Percentage
--------------------------------------------------------------------------------
Bank of America, N.A.                     $30,000,000.00           10.000000000%

Citibank, N.A.                            $30,000,000.00           10.000000000%

JPMorgan Chase Bank, NA                   $30,000,000.00           10.000000000%

Royal Bank of Canada                      $30,000,000.00           10.000000000%

Deutsche Bank Trust Company Americas      $30,000,000.00           10.000000000%

Wachovia Bank, National Association       $20,000,000.00            6.666666667%

Citizens Bank PA                          $20,000,000.00            6.666666667%

PNC Bank National Association             $20,000,000.00            6.666666667%

HSBC Bank USA, National Association       $15,000,000.00            5.000000000%

Commerce Bank, N.A.                       $15,000,000.00            5.000000000%

People's Bank                             $15,000,000.00            5.000000000%

Morgan Stanley Bank                       $12,500,000.00            4.166666667%

Goldman Sachs Credit Partners L.P.        $12,500,000.00            4.166666667%

Brown Brothers Harriman & Co              $10,000,000.00            3.333333333%

CIBC Inc.                                 $10,000,000.00            3.333333333%


TOTAL                                    $300,000,000.00          100.000000000%
